Exhibit 5


                                                                   July 15, 1999



         Computer Associates International, Inc.
         One Computer Associates Plaza
         Islandia, New York  11749


         Gentlemen:

                  I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with the issuance of 14,743,266 shares of your Common Stock, together with associated rights, issuable pursuant to the 1995 Key Employee Stock Ownership Plan ("1995 Plan"). As such counsel, I have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the 1995 Plan, and such other corporate documents, minutes and records as I have deemed appropriate.

                  Based upon the foregoing, it is my opinion that the 14,743,266 shares issued in the aggregate pursuant to the 1995 Plan are duly authorized, validly issued, and fully paid and nonassessable.

                  I hereby consent to the reference to me in the Registration Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    /s/Steven M. Woghin

                                                    Steven M. Woghin
                                                    Senior Vice President and
                                                    General Counsel